Exhibit 99.1

from Mary Jane Johnson, President and Chief Executive Officer	April 12, 2004

Dear Shareholder:

Now that 2004 is underway, we at Comprehensive Care Corporation would like to take this opportunity to review where we have come from and where we, as a company, plan to go in the coming months. As part of our blueprint for growth, we have:

•	Streamlined management by combining the offices of CEO and COO;

•	Expanded our universe of clients to focus on private as well as public health care providers;

•	Secured board authorization to search for acquisition opportunities;

•	Expanded lead generation through calculated and measured contacts with prospective clients; and

•	Expanded our marketing force by hiring one individual dedicated to private sector sales.

Overall, we are in a stronger position than we were a year ago. By working with health plans, both public and private, and delivering state-of the-art services, we create opportunities to expand our reach by servicing clients in other offices of the same health plans. By providing top-notch services, we become a leading candidate to work with a sister company in other parts of the country. We have found that this approach to expanding our geographical reach leverages our marketing efforts greatly.

As an example of this, we recently began providing services in California to one HMO that had existing business with the company in Michigan, the success of one leading to a new market opportunity with the same HMO client. The company believes that this client and other HMOs having multi-market business will offer expansion opportunities for us as we develop existing and prospective clients.

We have also made a recovery from what was a rather significant set back in Texas. Because of state budget issues, three contracts that we had won under the Texas CHIPs program were canceled last fall. As the political process progressed, funding was made available again for children’s benefits, but we had to re-bid for the business. Our marketing team went to work and won not only the three contracts back but also added a fourth. It is important to note that we won these contracts because of our superior service. A good sales team can get us a new account, but to get a reinstatement (let alone three) means that the clients were pleased with our work after considering the competitors. Although we will not receive revenues from the period in which benefits were interrupted, we believe that we made the best of a difficult situation.

Also, we are actively seeking business relations with other parties that offer opportunities for external growth. We are not committed to any particular form of alliance or partnership, but we will view each opportunity on a case-by-case basis to find the optimum arrangement.

To make that easier, and to allow us to bid on bigger and more lucrative contracts, we have raised $1 million in a private placement. A healthier balance sheet is required to attract bigger contracts in both public and commercial sectors.

In the coming months, management at CompCare has set a goal to reduce the seasonality of our health care expenses. Historically, we have had our best months in our first fiscal quarter (June, July and August), and we want to see greater results on both the top and bottom lines for the other quarters. To that end, we continue to pursue all cost control measures we can find. We have streamlined our management structure, and we have added a marketing professional with lead generation support whose mission is to find ways for us to penetrate the commercial market segment and improve contract margins. Not all of these efforts will pay off immediately; after all, the sales cycle in this business runs from 12 to 18 months. The sooner we begin, the better.

Our intent is to keep you informed. As these numerous activities run their course, we will apprise you of the various milestones that we pass along the way through press releases, conference calls, and letters such as this. If you have any questions, concerns or suggestions that you’d like to share with us, we welcome you to contact Michael Porter of Porter, LeVay & Rose, Inc. by calling 212-564-4700 or via email at plrmail@plrinvest.com. In addition, our recently launched shareholder website (www.compcare-shareholders.com) will provide you with access to the latest information on Comprehensive Care Corporation.

Sincerely,

Mary Jane Johnson
President and Chief Executive Officer